EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Lipocine Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-250072, 333-190897, 333-240197, 333-226664, 333-214492, 333-197421 and 333-191695) on Forms S-3 and S-8 of Lipocine Inc. of our report dated March 11,2021 with respect to the consolidated balance sheets of Lipocine Inc. as of December 31, 2020 and 2019, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes (collectively, the “consolidated financial statements”), which report appears in the December 31, 2020 annual report on Form 10-K of Lipocine Inc.

/s/ Tanner LLC

Salt Lake City, Utah
March 11, 2021

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